Exhibit 99.1

STR Holdings, Inc. Announces Resignation of Mark A. Duffy as President of STR Quality Assurance

ENFIELD, Conn., Nov 30, 2010 (BUSINESS WIRE) — STR Holdings, Inc. (NYSE: STRI) announced today that Mark Duffy has resigned his position as President of STR Quality Assurance to seek other opportunities.  Mr. Duffy will remain in his position until December 31, 2010, enabling a smooth transition of leadership of the Quality Assurance division. STR Holdings Chairman, President and Chief Executive Officer Dennis L. Jilot will temporarily assume leadership of the division while a search is conducted for a permanent replacement.

Mr. Jilot stated: “We thank Mark for his commitment to STR Quality Assurance over the past year and wish him all the best in his future endeavors. We have commenced our search for a permanent replacement and look forward to sharing news on this front as soon as possible. I have worked closely with the senior leadership team of STR QA for the last thirteen years, and I am confident that we will continue to meet our clients’ needs with no disruption in service.”

About STR Holdings, Inc.

STR Holdings, Inc. is a leading global provider of high quality, superior performance solar encapsulants to the photovoltaic module industry. STR is also one of the world’s leading providers of consumer product quality assurance testing, audit, inspection and responsible sourcing services, which help ensure that suppliers and retailers have the highest level of confidence in the quality and safety of their products and in the social standards of the supply chain producing them. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in Company filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

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